EX-99.1

For Immediate Release Contact: Andrew Butcher 212-852-7070

News Corporation Acquires Capital International, Inc.'s Stake in News Out of Home

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NEW YORK, NY, September 8, 2005 -- News Corporation today acquired the 25 percent stake in News Out of Home B.V. held by Capital International Global Emerging Markets Private Equity Fund, L.P., a private equity fund managed by Capital International Inc. The acquisition takes News Corporation's ownership of News Out of Home to 100 percent. News Out of Home owns and operates outdoor advertising companies located in Russia, Poland, Romania, Hungary, the Czech Republic, Turkey and Ukraine. Terms of the transaction were not disclosed.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.